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                                                                     EXHIBIT 5.1

                       OPINION OF IRWIN, WHITE & JENNINGS

February 7, 2003

                     [Letterhead of Irwin, White & Jennings]

Angiotech Pharmaceuticals, Inc.
1618 Station Street
Vancouver, BC
V6A 1B6

                     RE: REGISTRATION STATEMENT ON FORM S-8

Dear Sirs/Mesdames:

         We are counsel to Angiotech Pharmaceuticals, Inc., a corporation incorporated in the Province of British Columbia, Canada (the "Company"). We have participated in the preparation of the Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission on or about February 7, 2003 (as may be further amended or supplemented, the "Registration Statement") for the purpose of registering under the Securities Act of 1933, as amended, up to 318,840 shares of its Common Stock with no par value (the "Shares"). Of the Shares, 249,029 are issuable under the Cohesion Technologies, Inc. Restated 1998 Stock Option Plan (the "1998 Stock Plan"), 22,968 are issuable under the Cohesion Technologies, Inc. 1998 Directors' Stock Option Plan (the "1998 Directors' Plan"), 16,126 are issuable under the Cohesion Technologies, Inc. 2002 Non-Qualified Stock Option Plan (the "2002 Plan") and 30,717 are issuable under the Cohesion Technologies, Inc. Stock Option Agreements (the "Stock Option Agreements" and collectively with the 1998 Stock Plan, the 1998 Directors' Plan and the 2002 Plan, the "Plans").

         In rendering our opinion, we have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies.

         We have examined originals or copies, certified or identified to our satisfaction, of the memorandum and articles of the Company and of such corporate records of the Company, officers of the Company and such other documents and have considered such questions of law and made such other investigations as we have deemed relevant or necessary as a basis for the opinions expressed herein, including:

         (a)      The Registration Statement; and

         (b)      the Plans.

         We are solicitors qualified to carry on the practice of law in the Province of British Columbia only and we express no opinion as to any laws or matters governed by any laws other than the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

         Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of this opinion, and assuming that (i) the Registration Statement becomes and remains effective during the period when the Shares are offered and issued, (ii) the full consideration stated in the Plans is paid for each Share and that such consideration in respect of each Share includes payment of cash or other lawful consideration, (iii) appropriate certificates evidencing the Shares are executed and delivered by the Company and (iv) all applicable securities laws are complied with, it is our opinion that, when issued by the Company, the Shares will be legally issued, fully paid and non-assessable.

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         This opinion is rendered to you in connection with the Registration
Statement and we disclaim any obligation to advise you of any change of law that occurs, or any facts of which we may be come aware, after the date of this opinion.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                               Yours truly,

                                               /s/ IRWIN, WHITE & JENNINGS

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